Exhibit 23.1

Mayer Hoffman McCann P.C. An Independent CPA Firm 10616 Scripps Summit Court San Diego, California 92131 858-795-2000 ph 858-795-2001 fx www.mhm-pc.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 filed pursuant to Rule 462(b) of the Securities Act of 1933 of (i) our report dated February 28, 2014, with respect to the financial statements of Ignyta, Inc., appearing in the Annual Report on Form 10-K of Ignyta, Inc. for the periods ended December 31, 2013 and 2012 and for the period from August 29, 2011 (Inception) through December 31, 2013, and (ii) the reference to us under the heading “Experts.”

/s/ Mayer Hoffman McCann P.C.

San Diego, California

March 13, 2014